Exhibit 99.1

SAKS INCORPORATED DISCLOSES

INTERNAL INVESTIGATION AND EXPECTED RESTATEMENT OF

PREVIOUSLY ISSUED FINANCIAL RESULTS

	Contact:	Douglas Coltharp
(205) 940-4735
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (March 3, 2005)— Saks Incorporated (NYSE: SKS) (the “Company”) today disclosed that, at management’s request, the Audit Committee of the Board of Directors has been conducting an internal investigation into alleged improper collections of vendor markdown allowances in one of Saks Fifth Avenue’s (“SFAE”) six merchandising divisions. The investigation also is examining the adequacy of an initial internal investigation in 2002 into this matter. The Company voluntarily informed the Securities and Exchange Commission of the current internal investigation, and in response, the SEC has opened an informal inquiry. The Company will cooperate fully with any SEC inquiry.

The Company preliminarily estimates that during the Company’s 1999-2003 fiscal years, SFAE improperly collected from vendors a total amount of up to approximately $21.5 million. A majority of these improper collections occurred during the Company’s 2000, 2001 and 2002 fiscal years and a lesser amount of such collections occurred during the 1999 and 2003 fiscal years. The Company currently does not believe that there were any improper collections during the 2004 fiscal year. The Audit Committee expects that its investigation will be completed by the end of March 2005.

The Company intends to reimburse or otherwise compensate the affected vendors for any improperly collected markdown allowances and will take appropriate personnel actions following receipt and review of the definitive investigation findings.

Separately, the Company is currently addressing certain operating lease accounting issues and has determined that it is required to correct accounting errors related to its previously recorded operating leases. For the period fiscal 1999 through the third quarter of fiscal 2004, the total estimated impact of correcting these errors is to reduce reported pretax income by approximately $31.6 million, including an approximately $10.0 million increase in previous impairment charges.

In light of the cumulative impact that the vendor allowance and operating lease matters would have to fourth quarter fiscal 2004 financial results, the Company now expects to restate its financial statements for fiscal 1999 through the third quarter of fiscal 2004. The estimated impact of the expected restatement on certain financial measures is shown in Exhibit A. The Company has assessed the materiality of the restatement in respect of each such period. On March 3, 2005, the Company concluded that the financial statements for these periods should no longer be relied upon.

The Company will release financial results for fiscal 2004 on March 4, 2005, as scheduled.

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Saks Incorporated generated fiscal year 2004 sales of approximately $6.4 billion. The Company currently operates Saks Fifth Avenue Enterprises, which consists of 57 Saks Fifth Avenue stores and 52 Off 5th stores. The Company also operates its Saks Department Store Group, which consists of 233 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 38 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; changes in interest rates; and the ultimate outcome and timing of the Audit Committee’s internal investigation and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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Part 3

EXHIBIT A

Estimated impact of expected restatement attributable to improper vendor allowance collections and operating lease accounting errors on certain financial measures.

Amounts in (000’s) except EPS	Nine Months Ended 10/30/04(1)	FY03	FY02(2)	FY01	FY00	FY99
Pre-tax Income (Loss):
As previously reported	$(51,858)	$109,879	$109,985	$523	$115,599	$302,198
As adjusted	(52,593)	102,874	103,050	(20,563)	102,659	297,640

Net Income (Loss):
As previously reported	(31,729)	82,827	24,244	322	75,216	189,643
As adjusted	(33,895)	79,980	19,840	(12,751)	67,258	186,817

Fully Diluted EPS:
As previously reported	(.23)	.58	.17	(.00)	.53	1.30
As adjusted	(.24)	.56	.14	(.09)	.47	1.28

-	Preliminary Estimates. Subject to revision.
(1)	Restatement of the nine months ended October 30, 2004 is limited to the lease matter and the adjustment to the previously recorded provision for income taxes.
(2)	FY 2002 on both an “as previously recorded” and an “as adjusted” basis includes a $45,593 (after tax) charge resulting from a change in accounting associated with the adoption of SFAS 142.

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